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                                                                    Exhibit 99.1



CHELMSFORD, Mass.--(BUSINESS WIRE)--May 14, 2001--Brooks Automation, Inc. (Nasdaq: BRKS) announced today that it intends to offer, subject to market and other conditions, $125 million of Convertible Subordinated Notes due 2008 in a private placement. The notes will be convertible into the Company's common stock at the option of the holder, at a price to be determined. The offering is expected to close in May 2001.

The Company intends to use the net proceeds of the anticipated offering for general corporate purposes including working capital, leasehold improvements and capital equipment purchases. The Company may also use a portion of the net proceeds to acquire additional businesses, products, and technologies and to establish additional strategic alliances that the Company believes will complement its current or future business.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes and common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

    CONTACT:     Brooks Automation, Inc.
                 Jim Chiafery, Director of Investor Relations
                 (978) 262-5855
                 James.Chiafery@Brooks.com